QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

August 5, 2003

Golden Star Resources
10579 Bradford Road, Suite 103
Littleton, CO 80127-4247
USA

RE: Report on the Yaou and Dorlin Project, French Guiana

Dear Sirs:

Francis Clouston, former Project Assessment Engineer, Cambior Inc., consents to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-33237), as amended (the "Registration Statement"), of Golden Star Resources Ltd. (the "Company") and any prospectuses or any amendments or supplements thereto of the statements of estimated mineral resources for the Yaou and Dorlin properties by reference to the Annual Report of the Company on Form 10-K for the year ended December 31, 2002. Francis Clouston also consents to the reference to him under the heading "Experts" in the Registration Statement and any prospectuses thereto.

Yours Sincerely,

/s/ Francis Clouston
Francis Clouston

QuickLinks

  Exhibit 23.4